        EXHIBIT 99.3

j2 Global Inc. and Subsidiaries
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

On December 5, 2016, j2 Global, Inc., a Delaware corporation ("j2 Global"), completed the previously announced acquisition of Everyday Health, Inc., a Delaware corporation ("Everyday Health"), pursuant to the agreement and plan of merger dated October 21, 2016, by and among j2 Global, Ziff Davis, LLC, a Delaware limited liability company and a subsidiary of j2 Global ("Ziff Davis"), Project Echo Acquisition Corp., a Delaware corporation ("Purchaser"), and a wholly owned subsidiary of Ziff Davis, and Everyday Health.  Substantially all of the outstanding shares of Everyday Health were purchased for $10.50 per share.

The Ziff Davis portfolio of web properties includes PCMag.com, IGN.com, Speedtest.net, AskMen.com, TechBargains.com, and Offers.com, among many others.  The properties feature trusted reviews of technology, gaming and lifestyle products and services; news and commentary related to these vertical markets; professional networking tools, targeted emails and white papers for IT professionals; speed testing for Internet and mobile network connections; and online deals and discounts for consumers. Everyday Health through its network of sites, interactive tools and mobile applications enables consumers to manage a broad array of health and wellness needs on a daily basis, including medical conditions, pregnancy, diet and fitness.  In addition, Everyday Health, Inc. assists healthcare professionals in making better decisions for their patients by providing them with the news, tools and information needed to stay abreast of industry, legislative and regulatory developments in major medical specialties.

During 2016, our Digital Media web properties attracted 4.9 billion visits and 17.8 billion page views.  In addition, Everyday Health reaches over 46 million consumers and more than 730,000 U.S. physicians, which is more than two-thirds of all active U.S. physicians. During 2016, Everyday Health's customers included four of the top ten global advertisers in 2015, 24 of the top 25 global pharmaceutical companies ranked by 2015 revenue, and more than 350 hospitals across 30 states, including six of the top ten largest health systems in the U.S.

The unaudited pro forma condensed combined balance sheet combines (i) the historical consolidated balance sheets of j2 Global and Everyday Health, giving effect to the acquisition as if it had been consummated on September 30, 2016, and (ii) the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2016 and for the year ended December 31, 2015, giving effect to the acquisition as if it had occurred on January 1, 2015.

The historical consolidated financial statements of j2 Global and Everyday Health have been prepared in accordance with accounting principles generally accepted in the United States of America ("US GAAP"). The historical consolidated financial information has been adjusted to give effect to pro forma events that are (i) directly attributable to the acquisition, (ii) factually supportable, and (iii) with respect to the statement of operations, expected to have a continuing impact on the combined results.

The unaudited pro forma condensed combined financial information is provided for informational purposes only. The unaudited pro forma condensed combined statements of operations are not necessarily indicative of operating results that would have been achieved had the transaction been completed as of January 1, 2015 and does not intend to project the future financial results of j2 Global after the transaction. The unaudited pro forma condensed combined balance sheet does not purport to reflect what j2 Global's financial condition would have been had the transactions closed on September 30, 2016 or for any future or historical period. The unaudited pro forma condensed combined statements of operations and balance sheet are based on certain assumptions, described in the accompanying notes, which management believes are reasonable and do not reflect the cost of any integration activities or the benefits from the acquisition and synergies that may be derived from any integration activities. There were no material transactions between j2 Global and Everyday Health during the periods presented in the unaudited combined condensed financial information that would need to be eliminated.

j2 Global Inc.
Unaudited Pro Forma Condensed Combined Balance Sheet
As of September 30, 2016
(in thousands)

	Historical
	j2 Global® Inc.	Everyday Health, Inc.	Pro Forma Adjustments	Notes	Pro Forma Combined
ASSETS

Cash and cash equivalents	$285,563	$22,075	$(493,715)	(A)	$76,125
			180,000	(C)
			(11,127)	(D)
			53,421	(E)
			39,908	(E)

Short-term investments	39,908	—	(39,908)	(E)	—
Accounts receivable, net	114,581	67,143	—		181,724
Prepaid expense and other current assets	26,567	8,078	—		34,645
Total current assets	466,619	97,296	(271,421)		292,494

Long-term investments	53,421	—	(53,421)	(E)	—
Property & equipment, net	61,437	34,952	(28,458)	(F)	67,931
Developed technology	—	—	26,200	(F)	26,200
Trade names, net	118,891	—	70,300	(F)	189,191
Patent and patent licenses, net	14,441	—	—		14,441
Customer relationships, net	175,434	—	45,500	(F)	220,934
Content, net	—	—	52,400	(F)	52,400
Other purchased intangibles, net	16,888	39,775	(39,207)	(F)	26,556
			9,100	(F)

Goodwill	853,791	165,099	(165,099)	(G)	1,103,225
			249,434	(G)

Deferred income taxes, non-current	4,454	—	64,189	(H)	68,643
Other assets	3,769	4,388	—		8,157
TOTAL ASSETS	$1,769,145	$341,510	$(40,483)		$2,070,172

LIABILITIES AND STOCKHOLDERS EQUITY
Accounts payable and accrued expenses	$101,830	$45,137	$343	(F)	$147,310
Income taxes payable	2,207	—	—		2,207
Deferred revenue, current	76,259	7,475	(2,178)	(I)	81,556
Capital lease, current	191	—	—		191
Current portion of long-term debt	—	6,775	(6,775)	(B)	—
Credit facility	—	—	180,000	(C)	180,000
Other current liabilities	—	891	—		891
Total current liabilities	180,487	60,278	171,390		412,155
Long-term debt	599,260	107,708	(107,708)	(B)	599,260
Capital lease	12	—	—		12
Liabilities of uncertain tax positions	44,418	—	—		44,418
Deferred income taxes, non-current	39,975	9,082	(9,082)	(H)	115,664
			75,689	(H)

Deferred revenue, non-current	2,354	—	—		2,354
Other long-term liabilities	4,445	4,797	—		9,242
TOTAL LIABILITIES	870,951	181,865	130,289		1,183,105
Commitments and contingencies	—	—	—		—
Preferred stock, par	—	—	—		—
Common stock, par	472	335	(335)	(J)	472
Treasury stock	—	(55)	55	(J)	—
Additional paid-in capital	304,385	320,931	(320,931)	(J)	304,385
Retained earnings (accumulated deficit)	634,386	(161,566)	161,566	(J)	623,259
			(11,127)	(D)

Accumulated other comprehensive loss	(41,049)	—	—		(41,049)
TOTAL STOCKHOLDERS' EQUITY	898,194	159,645	(170,772)		887,067
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,769,145	$341,510	$(40,483)		$2,070,172

j2 Global Inc.
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Nine Months Ended September 30, 2016
(in thousands, except per share data)

	Historical
	j2 Global® Inc.	Everyday Health, Inc.	Pro Forma Adjustments	Notes	Pro Forma Combined

Revenues:
Total revenues	$622,418	$172,226	$—		$794,644

Cost of revenues	106,870	51,636	(9,906)	(K)	150,062
			1,462	(L)
Gross profit	515,548	120,590	8,444		644,582

Operating expenses:
Sales and marketing	143,155	61,879	9,906	(K)	214,940
Research, development and engineering	27,165	45,923	—		73,088

General and administrative	170,823	36,916	(1,462)	(L)	214,696
			(13,399)	(M)
			21,818	(M)
Total operating expenses	341,143	144,718	16,863		502,724
Income (loss) from operations	174,405	(24,128)	(8,419)		141,858
Interest expense, net	30,971	4,918	(4,918)	(N)	34,190
			3,219	(N)

Other expense (income), net	(9,805)	—			(9,805)
Income (loss) before income taxes	153,239	(29,046)	(6,720)		117,473
Income tax expense (benefit)	43,958	1,790	(2,554)	(O)	43,194
Net income (loss)	$109,281	$(30,836)	$(4,166)		$74,279

Net income (loss) per common share:
Basic	$2.25				$1.53
Diluted	$2.24				$1.53
Weighted average shares outstanding:
Basic	47,775,798				47,775,798
Diluted	47,997,674				47,997,674
Cash dividends paid per common share	$1.005				$1.005

j2 Global Inc.
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2015
(in thousands, except per share data)

	Historical
	j2 Global® Inc.	Everyday Health, Inc.	Pro Forma Adjustments	Notes	Pro Forma Combined

Revenues:
Total revenues	$720,815	$231,991	$—		$952,806

Cost of revenues	122,958	66,923	(12,640)	(K)	179,444
			2,203	(L)
Gross profit	597,857	165,068	10,437		773,362

Operating expenses:
Sales and marketing	159,009	74,761	12,640	(K)	246,410
Research, development and engineering	34,329	55,920	—		90,249
General and administrative	205,137	39,487	(2,203)	(L)	254,553
			(16,958)	(M)
			29,090	(M)
Total operating expenses	398,475	170,168	22,569		591,212
Income (loss) from operations	199,382	(5,100)	(12,132)		182,150
Interest expense, net	42,458	5,236	(5,236)	(N)	46,750
			4,292	(N)
Other expense (income), net	5	—	—		5
Income (loss) before income taxes	156,919	(10,336)	(11,188)		135,395
Income tax expense (benefit)	23,283	1,304	(4,251)	(O)	20,336
Net income (loss)	$133,636	$(11,640)	$(6,937)		$115,059

Net income (loss) per common share:
Basic	$2.76				$2.38
Diluted	$2.73				$2.35
Weighted average shares outstanding:
Basic	47,627,853				47,627,853
Diluted	48,087,760				48,087,760
Cash dividends paid per common share	$1.220				$1.220

j2 Global Inc. and Subsidiaries
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1.   Basis of Pro Forma Presentation

The accompanying unaudited pro forma condensed combined financial statements present the pro forma combined financial position and results of operations of the combined company based upon the historical financial statements of  j2 Global, Inc. ("j2 Global") and Everyday Health, Inc. ("Everyday Health") after giving effect to the acquisition and adjustments described in these footnotes, and are intended to reflect the impact of the acquisition on j2 Global.

The accompanying unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and do not give effect to any cost savings, revenue synergies or restructuring costs which may result from the integration of our and Everyday Health's operations.

The unaudited pro forma condensed combined balance sheet reflects the acquisition as if it had been consummated on September 30, 2016. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2016 and for the year ended December 31, 2015, reflects the acquisition as if it had occurred on January 1, 2015.

We have accounted for the acquisition in the unaudited pro forma condensed combined financial information using the acquisition method of accounting in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 805 "Business Combinations" ("ASC 805"). In accordance with ASC 805, we use our best estimates and assumptions to assign fair value to the tangible and intangible assets acquired and liabilities assumed at the acquisition date. Goodwill as of the acquisition date is measured as the excess of purchase price consideration over the fair value of net tangible and identifiable intangible assets acquired. The pro forma adjustments described below were developed based on j2 Global management's assumptions and estimates, including assumptions relating to the consideration paid and the allocation thereof to the assets acquired and liabilities assumed from Everyday Health based on preliminary estimates of fair value. The preliminary estimates of fair values of consideration transferred and assets acquired and liabilities assumed are based on the information that was available as of the acquisition date. Measurement period adjustments reflect new information obtained about facts and circumstances that existed as of the acquisition date. We believe that information provides a reasonable basis for estimating the fair values of assets acquired and liabilities assumed but we are waiting for additional information necessary to finalize those fair values. Thus, the preliminary measurements of fair value set forth are subject to change. Such changes could be significant. We expect to finalize the valuation as soon as practicable but no later than one-year from the acquisition date.

Note 2.   Preliminary Purchase Consideration and Related Allocation

The total amount of consideration paid by j2 Global to purchase Everyday Health was approximately $493.7 million, without giving effect to related transaction fees and expenses. j2 Global provided the necessary funds to finalize this acquisition through available cash on hand and through $180 million in borrowings under a new credit agreement which was executed on December 5, 2016 with MUFG Union Bank, N.A. as administrative agent, and certain other lenders from time to time party thereto.  The following table shows the preliminary allocation of the purchase price for Everyday Health to the acquired identifiable assets, liabilities assumed and goodwill.

Total purchase consideration paid in cash	$493,715

Identifiable assets:

Cash and cash equivalents	$22,075
Accounts receivable	67,143
Other current assets	8,078
Property and equipment	6,494
Deferred tax assets	(11,500)
Other assets	4,956

Intangible assets:

Developed technology	26,200
Tradenames	70,300
Customer relationships	45,500
Content	52,400
Other purchased intangibles	9,100

Total identifiable assets	300,746

Liabilities assumed:

Accounts payable and accrued expenses	(45,480)
Deferred revenue	(5,297)
Other liabilities	(5,688)

Total liabilities assumed	(56,465)

Total goodwill	$249,434

Note 3.   Pro Forma Adjustments

The pro forma adjustments are based on the best information available and assumptions that management believes are reasonable given the information available. However, such adjustments are subject to change as additional information is obtained. The following pro forma adjustments are included in our unaudited pro forma condensed combined financial information:

(A)	To record $493.7 million of cash purchase consideration paid for the acquisition of Everyday Health.

(B)	To record the retirement of the short and long-term debt of Everyday Health as part of the acquisition.

(C)	To record the addition of the new credit agreement with MUFG Union Bank.

(D)
To record the payment of estimated transaction costs related to the acquisition. The impact of estimated transaction costs has not been reflected in the unaudited pro forma condensed combined statement of operations since these costs are nonrecurring in nature.

(E)	To record the sale of short-term and long-term investments to provide cash for the acquisition of Everyday Health.

(F)
To record the estimated fair values of the tangible assets, identifiable intangible assets and liabilities assumed.  The fair value assigned to identifiable intangible assets acquired was based on estimates and assumptions made by management.   The intangible assets are being amortized over periods which reflect the pattern in which economic benefits of the assets are expected to be realized.  Amortization over these periods is not necessarily straight-line as noted below:

Intangible asset	Life	Amortization method
Tradenames	10-20 years	Accelerated
Content	3 years	Straight-line
Customer relationships	10 years	Accelerated
Developed technology	3 years	Straight-line
Other purchased intangibles	Up to 7 years	Accelerated

(G)	To record the elimination of historical goodwill and restate with the new goodwill estimate of $249.4 million for the acquisition of Everyday Health.

(H)	To record the elimination of historical deferred tax assets and liabilities and restate with the new estimated deferred tax assets and liabilities resulting from the acquisition.

(I)
To record the estimated fair value of the acquired deferred revenue. The preliminary fair values of acquired deferred revenues, represent amounts equivalent to the estimated costs plus an appropriate profit margin to fulfill the obligations assumed.

(J)	To eliminate common stock at par, treasury stock, additional paid in capital and the accumulated deficit of Everyday Health.

(K)	To record the classification of third party revenue share expense to sales and marketing expenses consistent with the consolidated treatment of such expense.

(L)	To record the classification of hosting expense to cost of revenues consistent with the consolidated treatment of such expense.

(M)
To record the replacement of Everyday Health's historical depreciation and intangible asset amortization for the nine-months ended September 30, 2016 and the year ended December 31, 2015 with the new depreciation and amortization of the new intangible assets identified in the acquisition.

(N)
To record the replacement of Everyday Health's historical interest expense with the interest expense on j2 Global's new credit agreement established in connection with the acquisition.  At j2's option, amounts borrowed under the Credit Agreement will bear interest at either (i) the London interbank offered rate multiplied by the Statutory Reserve Rate (as defined in the Credit Agreement) (the " Eurocurrency Rate ") or (ii) a base rate (the " Base Rate ") equal to the highest of (x) the federal funds rate, plus 0.50%, (y) the Reference Rate (as defined in the Credit Agreement) then in effect and (z) the Eurocurrency Rate for an interest period of one month, plus 1.0%, in each case, plus an applicable margin. Until the date that is six months after the Closing Date, the applicable margin relating to any Eurocurrency Rate loan is 1.75% and the applicable margin relating to any Base Rate loan is 0.75%. From and after the date that is six months after the Closing Date, the applicable margin relating to any Eurocurrency Rate loan is 2.25% and the applicable margin relating to any Base Rate loan is 1.25%.  The final maturity of the Credit Agreement will occur on December 4, 2017.

(O)	To record the income tax effects of the pro-forma adjustments using a combined statutory effective tax rate of 38%.